Investors Bancorp, Inc. Announces First Quarter Financial Results

SHORT HILLS, N.J., April 26, 2012 /PRNewswire/ -- Investors Bancorp, Inc. (NASDAQ: ISBC) ("Company"), the holding company for Investors Bank ("Bank"), reported net income of $18.9 million for the three months ended March 31, 2012 compared to net income of $18.2 million for the three months ended March 31, 2011. Basic and diluted earnings per share were $0.18 for the three months ended March 31, 2012 compared to $0.17 for the three months ended March 31, 2011. These results include the acquisition of Brooklyn Federal Savings Bank and the sale of most of Brooklyn Federal's commercial real estate portfolio on January 10, 2012. Also included are one-time expenses of approximately $6 million related to the acquisition.

Kevin Cummings, President and CEO said, "This was another strong quarter as total loans grew to over $9 billion while total assets exceeded $11 billion. We continue to execute on our strategic plan to become a full service commercial bank as commercial loans now account for 42% of our loan portfolio."

"Earnings were also strong this quarter," Mr. Cummings continued, "Excluding the one-time charge for the integration of Brooklyn Federal, net income was $22.7 million or $0.21 per share which reflects a return on tangible equity of 9.80%."

The following represents performance highlights and significant events that occurred during the period:

  The Company completed the acquisition of Brooklyn Federal which added $385.9 million in deposits and $177.5 million in loans. Most of Brooklyn Federal's commercial loan portfolio was sold to a third party real estate management firm.
  Net loans increased $216.7 million, or 2.5%, to $9.01 billion at March 31, 2012 from $8.79 billion at December 31, 2011.
  Deposits increased by $438.5 million, or 6.0% to $7.80 billion at March 31, 2012 from $7.36 billion at December 31, 2011. Core deposits increased $462.6 million, or 11.5% for the quarter. These increases included the deposits acquired from Brooklyn Federal.
  Net interest margin for the three months ended March 31, 2012 was 3.33%. This represents a decrease of 4 basis points compared to prior year and a 3 basis points decrease from prior quarter.
  Efficiency ratio was 55.52% for the three months ended March 31, 2012. Excluding the one-time expenses for the Brooklyn Federal acquisition, our efficiency ratio was 49.40%.
  The Company maintains a strong tangible capital ratio of 8.34% and is considered well capitalized under regulatory guidelines.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $7.5 million, or 6.6%, to $121.2 million for the three months ended March 31, 2012 from $113.7 million for the three months ended March 31, 2011. This increase is attributed to the average balance of interest-earning assets increasing $1.31 billion, or 14.2%, to $10.54 billion for the three months ended March 31, 2012 from $9.23 billion for the three months ended March 31, 2011. This was partially offset by the weighted average yield on interest-earning assets decreasing 33 basis points to 4.60% for the three months ended March 31, 2012 compared to 4.93% for the three months ended March 31, 2011.

Interest income on loans increased by $6.8 million, or 6.5%, to $110.3 million for the three months ended March 31, 2012 from $103.5 million for the three months ended March 31, 2011, reflecting an $870.9 million, or 10.8%, increase in the average balance of net loans to $8.92 billion for the three months ended March 31, 2012 from $8.04 billion for the three months ended March 31, 2011. The increase is primarily attributed to the average balance of multi-family loans and commercial real estate loans increasing $642.2 million and $156.8 million, respectively. This activity is consistent with our strategy to diversify our loan portfolio by adding more multi-family loans and commercial real estate loans. In addition, we recorded $1.1 million in loan prepayment penalties as interest income for the three months ended March 31, 2012 compared to $345,000 for the three months ended March 31, 2011. This was partially offset by a 20 basis point decrease in the average yield on net loans to 4.95% for the three months ended March 31, 2012 from 5.15% for the three months ended March 31, 2011, as lower rates on new and refinanced loans reflect the current interest rate environment.

Interest income on all other interest-earning assets, excluding loans, increased by $765,000, or 7.5%, to $11.0 million for the three months ended March 31, 2012 from $10.2 million for the three months ended March 31, 2011. This increase reflected a $439.5 million increase in the average balance of all other interest-earning assets, excluding loans, to $1.63 billion for the three months ended March 31, 2012 from $1.19 billion for the three months ended March 31, 2011 as the Company invested the cash assets acquired from Brooklyn Federal into agency issued mortgage backed securities.

This was partially offset by the weighted average yield on interest-earning assets, excluding loans, decreasing by 74 basis points to 2.70% for the three months ended March 31, 2012 compared to 3.44% for the three months ended March 31, 2011 reflecting the lower interest rate environment.

Interest Expense

Total interest expense decreased by $2.5 million, or 6.8%, to $33.5 million for the three months ended March 31, 2012 from $35.9 million for the three months ended March 31, 2011. This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 32 basis points to 1.42% for the three months ended March 31, 2012 compared to 1.74% for the three months ended March 31, 2011. This decrease was partially offset by the average balance of total interest-bearing liabilities increasing by $1.16 billion, or 14.0%, to $9.43 billion for the three months ended March 31, 2012 from $8.27 billion for the three months ended March 31, 2011.

Interest expense on interest-bearing deposits decreased $1.7 million, or 8.3% to $18.3 million for the three months ended March 31, 2012 from $20.0 million for the three months ended March 31, 2011. This decrease is attributed to a 25 basis point decrease in the average cost of interest-bearing deposits to 0.99% for the three months ended March 31, 2012 from 1.24% for the three months ended March 31, 2011 as deposit rates reflect this lower interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $924.1 million, or 14.3% to $7.37 billion for the three months ended March 31, 2012 from $6.45 billion for the three months ended March 31, 2011. The growth of core deposit accounts- savings, checking and money market, represented 97.1% or $896.9 million of the increase in average balance of total interest-bearing deposits.

Interest expense on borrowed funds decreased by $803,000, or 5.0%, to $15.2 million for the three months ended March 31, 2012 from $16.0 million for the three months ended March 31, 2011. This decrease is attributed to the average cost of borrowed funds decreasing 55 basis points to 2.94% for the three months ended March 31, 2012 from 3.49% for the three months ended March 31, 2011 as maturing borrowings repriced at lower interest rates. This was partially offset by the average balance of borrowed funds increasing by $235.0 million or 12.9%, to $2.06 billion for the three months ended March 31, 2012 from $1.83 billion for the three months ended March 31, 2011.

Net Interest Income

Net interest income increased by $10.0 million, or 12.9%, to $87.7 million for the three months ended March 31, 2012 from $77.7 million for the three months ended March 31, 2011. The increase was primarily due to the average balance of interest earning assets increasing $1.31 billion to $10.54 billion at March 31, 2012 compared to $9.23 billion at March 31, 2011, as well as a 32 basis point decrease in our cost of interest-bearing liabilities to 1.42% for the three months ended March 31, 2012 from 1.74% for the three months ended March 31, 2011. These were partially offset by the average balance of our interest earning liabilities increasing $1.16 billion to $9.43 billion at March 31, 2012 compared to $8.27 billion at March 31, 2011, as well as the yield on our interest-earning assets decreasing 33 basis points to 4.60% for the three months ended March 31, 2012 from 4.93% for the three months ended March 31, 2011. While the yield on our interest earning assets declined due to the lower interest rate environment, our cost of funds also continued to fall resulting in our net interest margin decreasing by 4 basis points from 3.37% for the three months ended March 31, 2011 to 3.33% for the three months ended March 31, 2012.

Provision for Loan Losses

Our provision for loan losses was $13.0 million for the three months ended March 31, 2012 compared to $17.0 million for the three months ended March 31, 2011. For the three months ended March 31, 2012, net charge-offs were $6.7 million compared to $9.0 million for the three months ended March 31, 2011. The inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending, and the level of non-performing loans and delinquent loans caused by the adverse economic conditions in our lending area resulted in a $13.0 million provision for the quarter. This is a decrease over prior year quarter as overall loan growth slowed compared to the first quarter of 2011.

The following table sets forth non-accrual loans and accruing past due loans on the dates indicated as well as certain asset quality ratios:

	March 31,		December 30,		September 30,		June 30,		March 31,
	2012		2011		2011		2011		2011
	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount
	(Dollars in millions)

Accruing past due loans:
30 to 59 days past due:
Residential and consumer	65	$ 14.9	80	$ 19.1	75	$ 18.8	84	$ 18.0	64	$ 15.3
Construction	-	-	1	0.7	1	1.5	1	6.3	-	-
Multi-family	2	16.0	2	0.8	1	0.7	1	1.4	-	-
Commercial real estate	2	1.8	2	1.5	1	0.1	5	6.0	6	4.8
Commercial and industrial	-	-	-	-	1	0.1	-	-	-	-
Total 30 to 59 days past due	69	32.7	85	22.1	79	21.2	91	31.7	70	20.1
60 to 89 days past due:
Residential and consumer	25	4.4	33	10.0	36	9.8	32	6.0	24	4.0
Construction	-	-	-	-	-	-	-	-	4	13.8
Multi-family	-	-	4	6.2	-	-	1	2.5	7	25.0
Commercial real estate	-	-	-	-	1	0.3	2	1.6	1	0.7
Commercial and industrial	1	0.7	-	-	1	0.4	1	0.1	-	-
Total 60 to 89 days past due	26	5.1	37	16.2	38	10.5	36	10.2	36	43.5
Total accruing past due loans	95	$ 37.8	122	$ 38.3	117	$ 31.7	127	$ 41.9	106	$ 63.6

Non-accrual:
Residential and consumer	328	$ 86.1	321	$ 85.0	300	$ 79.5	285	$ 78.6	281	$ 80.8
Construction	16	57.2	15	57.1	25	75.4	24	80.1	22	64.2
Multi-family	4	6.2	-	-	2	0.7	2	0.7	3	2.7
Commercial real estate	2	0.4	1	0.1	11	5.7	8	3.9	11	4.7
Commercial and industrial	-	-	-	-	4	0.7	3	0.6	6	2.0
Total Non-accrual Loans	350	$ 149.9	337	$ 142.2	342	$ 162.0	322	$ 163.9	323	$ 154.4
Accruing troubled debt restructured loans	15	$ 8.4	15	$ 10.5	15	$ 10.5	15	$ 10.5	15	$ 10.0

Non-accrual loans to total loans		1.64%		1.60%		1.82%		1.91%		1.87%
Allowance for loan loss as a
percent of non-accrual
loans		82.53%		82.44%		71.89%		65.32%		64.04%
Allowance for loan losses as a
percent of total loans		1.35%		1.32%		1.31%		1.25%		1.20%

Total non-accrual loans increased $7.5 million to $149.7 million at March 31, 2012 compared to $142.2 million at December 31, 2011. At March 31, 2012, there were $23.1 million of loans deemed trouble debt restructurings, of which $8.6 million were accruing and $14.5 million were on non-accrual.

The allowance for loan losses increased by $6.3 million to $123.5 million at March 31, 2012 from $117.2 million at December 31, 2011. The increase in our allowance for loan losses is due to the increased inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; and the level of non-performing loans and delinquent loans caused by the adverse economic conditions in our lending area and the continued growth in the multi-family and commercial real estate loan portfolios. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the impact of the deterioration of the real estate and economic environments in our lending area.

Non-Interest Income

Total non-interest income increased by $3.5 million, or 51.8% to $10.4 million for the three months ended March 31, 2012 from $6.8 million for the three months ended March 31, 2011. The increase is primarily attributed to an increase of $1.6 million in the gain on the sale of loans to $3.9 million, and a $762,000 increase in other non-interest income primarily from the fees associated with the sale of non deposit investment products. In addition, fees and service charges relating primarily to the servicing of third party loan portfolios as well as fees from commercial deposit and loan accounts increased $1.2 million to $5.0 million for the three months ended March 31, 2012.

Non-Interest Expenses

Total non-interest expenses increased by $15.8 million, or 41.0%, to $54.5 million for the three months ended March 31, 2012 from $38.6 million for the three months ended March 31, 2011. This increase includes $6.1 million in expenses related to the Brooklyn Federal acquisition. Compensation and fringe benefits increased $4.4 million primarily as a result of the staff additions to support our continued growth, including employees from the acquisition of Brooklyn Federal, normal merit increases and $1.4 million in acquisition related expenses of Brooklyn Federal. Occupancy expense increased $3.8 million mainly as a result of a one-time charge of $3.0 million for the early termination of certain leased facilities. In addition, occupancy expenses have been impacted by the costs associated with expanding and enhancing our branch network including the expenses related to the acquisition of the Brooklyn Federal branches. Professional fees increased $3.4 million relating to the legal and consulting costs of $2.5 million associated with the Brooklyn Federal acquisition. Data processing expenses increased $2.6 million primarily due to a one-time charge of $1.5 million for the termination of a Brooklyn Federal data processing contract. Additionally, the growth in the number of accounts and branches have resulted in an increase in data processing expenses. Other non-interest expense increased $1.8 million which includes $400,000 in Brooklyn Federal related expenses. These increases were partially offset by a $750,000 decrease in our FDIC insurance premium due to the implementation of FDIC assessment regulations finalized in July 2011.

Income Taxes

Income tax expense was $11.7 million for the three months ended March 31, 2012, representing a 38.18% effective tax rate compared to income tax expense of $10.7 million for the three months ended March 31, 2011 representing a 37.07% effective tax rate.

Balance Sheet Summary

Total assets increased by $561.1 million, or 5.2%, to $11.26 billion at March 31, 2012 from $10.70 billion at December 31, 2011. This increase was largely the result of a $301.0 million increase in total available for sale securities to $1.28 billion at March 31, 2012 from $983.7 million at December 31, 2011.

Net loans, including loans held for sale, increased by $227.3 million, or 2.6%, to $9.04 billion at March 31, 2012 from $8.81 billion at December 31, 2011. This increase in loans reflects our continued focus on generating multi-family and commercial real estate loans, which was partially offset by pay downs and payoffs of loans. The loans we originate and purchase are on properties located primarily in New Jersey and New York.

We originate residential mortgage loans through our mortgage subsidiary, Investors Home Mortgage Co. For the three months ended March 31, 2012, Investors Home Mortgage Co. originated $369.2 million in residential mortgage loans of which $189.5 million were sold to third party investors and $179.7 million were added to our portfolio. We also purchased mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the three months ended March 31, 2012, we purchased loans totaling $149.0 million from these entities. In addition, we acquired $177.5 million in loans from Brooklyn Federal and subsequently sold $49.4 million of commercial real estate loans and $37.9 million of commercial real estate loans on a pass through basis to a third party.

For the three months ended March 31, 2012, we originated $142.3 million in multi-family loans, $97.8 million in commercial real estate loans, $28.9 million in commercial and industrial loans, $24.4 million in construction loans and $18.8 million in consumer and other loans.

At March 31, 2012, total loans were $9.12 billion and included $5.05 billion in residential loans, $1.91 billion in multi-family loans, $1.50 billion in commercial real estate loans, $273.5 million in construction loans, $248.6 million in consumer and other loans and $129.9 million in commercial and industrial loans.

Securities, in the aggregate, increased by $261.8 million, or 20.6%, to $1.53 billion at March 31, 2012, from $1.27 billion at December 31, 2011. The increase in the portfolio was primarily due to the purchase of $366.6 million of agency issued mortgage backed securities, and the purchase of $3.1 million in US government and agencies, partially offset by normal pay downs or maturities during the three months ended March 31, 2012.

Goodwill increased $16.4 million as a result of the Brooklyn Federal acquisition. The amount of stock we own in the Federal Home Loan Bank (FHLB) increased by $8.5 million from $116.8 million at December 31, 2011 to $125.4 million at March 31, 2012 as a result of an increase in our level of borrowings at March 31, 2012. There was a $2.5 million reduction in bank owned life insurance as a result of death benefit payouts.

Deposits increased by $438.5 million, or 6.0%, to $7.80 billion at March 31, 2012 from $7.36 billion at December 31, 2011. This was attributed to an increase in core deposits of $462.6 million or 11.5%, partially offset by a $24.1 million decrease in certificates of deposit.

Borrowed funds increased $23.2 million, or 1.0%, to $2.28 billion at March 31, 2012 from $2.26 billion at December 31, 2011 to fund our asset growth.

Stockholders' equity increased $28.9 million to $996.3 million at March 31, 2012 from $967.4 million at December 31, 2011. The increase is primarily attributed to the $18.9 million of net income for the quarter ended March 31, 2012, and $745,000 of compensation cost related to equity incentive plans, partially offset by $776,000 in purchases of treasury stock.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and as of March 31, 2012 had over eighty branch offices located throughout northern and central New Jersey and New York.

Earnings Conference Call April 27, 2012 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call Friday, April 27, 2012 at 11:00 a.m. (ET). The toll-free dial-in number is: (877) 317-6789. A telephone replay will be available on April 27, 2012 from 1:00 p.m. (ET) through July 30, 2012, 9:00 a.m. (ET). The replay number is (877) 344-7529 password 10012120. The conference call will also be simultaneously webcast on the Company's website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
March 31, 2012 and December 31, 2011

	March 31,	December 31,
Assets	2012	2011
	(In thousands)
Cash and cash equivalents	$103,662	90,139
Securities available-for-sale, at estimated fair value	1,284,758	983,715
Securities held-to-maturity, net (estimated fair value of
$271,802 and $311,860 at March 31, 2012
and December 31, 2011, respectively)	248,432	287,671
Loans receivable, net	9,010,864	8,794,211
Loans held-for-sale	29,490	18,847
Federal Home Loan Bank stock	125,358	116,813
Accrued interest receivable	39,128	40,063
Other real estate owned	5,337	3,081
Office properties and equipment, net	69,275	60,555
Net deferred tax asset	137,908	133,526
Bank owned life insurance	110,450	112,990
Intangible assets	56,062	39,225
Other assets	41,922	20,749
Total assets	$11,262,646	10,701,585
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$7,800,534	7,362,003
Borrowed funds	2,278,679	2,255,486
Advance payments by borrowers for taxes and insurance	52,643	43,434
Other liabilities	134,464	73,222
Total liabilities	10,266,320	9,734,145
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares;
none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized;
118,020,280 issued; 111,907,861 and 110,937,672 outstanding
at March 31, 2012 and December 31, 2011, respectively	532	532
Additional paid-in capital	530,519	536,408
Retained earnings	580,631	561,596
Treasury stock, at cost; 6,112,419 and 7,082,608 shares at
March 31, 2012 and December 31, 2011, respectively	(73,787)	(87,375)
Unallocated common stock held by the employee stock
ownership plan	(32,260)	(32,615)
Accumulated other comprehensive loss	(9,309)	(11,106)
Total stockholders' equity	996,326	967,440
Total liabilities and stockholders' equity	$11,262,646	10,701,585

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
	For the Three Months
	Ended March 31,
	2012	2011
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$110,252	103,481
Securities:
Government-sponsored enterprise obligations	7	169
Mortgage-backed securities	8,294	7,575
Municipal bonds and other debt	1,258	1,356
Interest-bearing deposits	14	17
Federal Home Loan Bank stock	1,391	1,082
Total interest and dividend income	121,216	113,680
Interest expense:
Deposits	18,333	19,988
Secured borrowings	15,152	15,955
Total interest expense	33,485	35,943
Net interest income	87,731	77,737
Provision for loan losses	13,000	17,000
Net interest income after provision
for loan losses	74,731	60,737
Non-interest income
Fees and service charges	4,966	3,778
Income on bank owned life insurance	664	649
Gain on loan transactions, net	3,889	2,255
(Loss) gain on securities transactions	(42)	23
Other income	878	116
Total non-interest income	10,355	6,821
Non-interest expense
Compensation and fringe benefits	26,411	22,050
Advertising and promotional expense	1,512	1,377
Office occupancy and equipment expense	10,071	6,229
Federal insurance premiums	1,950	2,700
Stationery, printing, supplies and telephone	1,216	789
Professional fees	4,442	1,011
Data processing service fees	4,549	1,932
Other operating expenses	4,304	2,528
Total non-interest expenses	54,455	38,616
Income before income tax expense	30,631	28,942
Income tax expense	11,696	10,728
Net income	$18,935	18,214
Basic earnings per share	$0.18	0.17
Diluted earnings per share	0.18	0.17
Weighted average shares outstanding
Basic	107,257,811	108,538,442
Diluted	107,436,211	108,686,529

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	March 31, 2012			March 31, 2011
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
		(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$ 89,278	$ 14	0.06%	$ 71,051	$ 17	0.10%
Securities available-for-sale	1,154,376	5,892	2.04%	584,255	3,322	2.27%
Securities held-to-maturity	269,183	3,667	5.45%	450,168	5,778	5.13%
Net loans	8,915,992	110,252	4.95%	8,044,401	103,481	5.15%
Federal Home Loan Bank stock	112,759	1,391	4.93%	80,607	1,082	5.37%
Total interest-earning assets	10,541,588	121,216	4.60%	9,230,482	113,680	4.93%
Non-interest earning assets	473,667			410,821
Total assets	$ 11,015,255			$ 9,641,303

Interest-bearing liabilities:
Savings	$ 1,407,586	$ 1,973	0.56%	$ 1,200,530	$ 2,561	0.85%
Interest-bearing checking	1,335,794	1,700	0.51%	1,011,731	1,446	0.57%
Money market accounts	1,221,482	2,087	0.68%	855,659	1,730	0.81%
Certificates of deposit	3,405,240	12,573	1.48%	3,378,093	14,251	1.69%
Borrowed funds	2,063,436	15,152	2.94%	1,828,426	15,955	3.49%
Total interest-bearing liabilities	9,433,538	33,485	1.42%	8,274,439	35,943	1.74%
Non-interest bearing liabilities	599,958			457,466
Total liabilities	10,033,496			8,731,905
Stockholders' equity	981,759			909,398
Total liabilities and stockholders' equity	$ 11,015,255			$ 9,641,303

Net interest income		$ 87,731			$ 77,737

Net interest rate spread			3.18%			3.19%

Net interest earning assets	$ 1,108,050			$ 956,043

Net interest margin			3.33%			3.37%

Ratio of interest-earning assets to total interest-
bearing liabilities	1.12	X		1.12	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended
	March 31,
	2012	2011

Return on average assets	0.69%	0.76%
Return on average equity	7.71%	8.01%
Return on average tangible equity	8.17%	8.37%
Interest rate spread	3.18%	3.19%
Net interest margin	3.33%	3.37%
Efficiency ratio	55.52%	45.46%
Efficiency ratio (1)	46.34%	45.46%
Non-interest expense to average total assets	1.98%	1.59%
Average interest-earning assets to average
interest-bearing liabilities	1.12	1.12

(1) Excluding impact of Brooklyn Federal acquisition and lease disposition pre-tax charges totaling $9.1 million in Q1 2012.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

	March 31,	December 31,
	2012	2011

Asset Quality Ratios:
Non-performing assets as a percent of total assets	1.45%	1.46%
Non-performing loans as a percent of total loans	1.74%	1.72%
Allowance for loan losses as a percent of non-accrual loans	82.53%	82.44%
Allowance for loan losses as a percent of total loans	1.35%	1.32%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (2)	12.71%	12.91%
Tier 1 risk-based capital (to risk weighted assets) (2)	11.46%	11.65%
Tier 1 leverage (core) capital (to adjusted tangible assets) (2)	8.03%	8.21%
Equity to total assets (period end)	8.85%	9.04%
Average equity to average assets	8.91%	9.26%
Tangible capital (to tangible assets)	8.39%	8.71%
Book value per common share	$9.17	$8.98

Other Data:
Number of full service offices	86	81
Full time equivalent employees	1,028	959

(2) Ratios are for Investors Bank and do not include capital retained at the holding company level.

CONTACT: Domenick Cama ISBC, +1-973-924-5105, dcama@myinvestorsbank.com